UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*


                           Sound Federal Bancorp, Inc.
                           ---------------------------
                                (Name of Issuer)


                     Common Stock, $0.10 par value per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                   83607V 10 4
                                 ----------------
                                 (CUSIP Number)

                                December 31, 2005
                                ------------------
             (Date of Event Which Requires Filing of This Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

[X]                 Rule 13d-1(b)

[ ]                 Rule 13d-1(c)

[ ]                 Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                               Page 1 of 5 Pages

CUSIP NO. 83607V 10 4                                          Page 2 of 5 Pages

================================================================================

1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                    Sound Federal Savings
                    Employee Stock Ownership Plan Trust

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2        Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      __________
         (b)      ____x_____

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3        SEC Use Only

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4        Citizenship or Place of Organization
                    New York
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    Number of Shares      5     Sole Voting Power
 Beneficially Owned by
 Each Reporting Person                635,401
         With:
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                          6     Shared Voting Power

                                      482,890
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                          7     Sole Dispositive Power

                                      1,118,291
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                          8     Shared Dispositive Power

                                      0
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9        Aggregate Amount Beneficially Owned by Each Reporting Person

                    1,118,291
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--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

          N/A
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11       Percent of Class Represented by Amount in Row 9

         9.1% of 12,322,206 shares of Common Stock outstanding as of December 31, 2005.
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--------------------------------------------------------------------------------

12       Type of Reporting Person (See Instructions)

                    EP
================================================================================

CUSIP NO. 83607V 10 4                                          Page 3 of 5 Pages
Item 1
         (a)      Name of Issuer

                  Sound Federal Bancorp, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  1311 Mamaroneck Avenue
                  White Plains, New York 10605

Item 2
         (a)      Name of Person Filing

                  Sound Federal Savings
                  Employee Stock Ownership Plan Trust
                  Trustee: First Bankers Trust Services, Inc.

          (b)     Address of Principal Business Office

                  2321 Kochs Lane
                  Quincy, Illinois 62301

         (c)      Citizenship or Place of Organization

                  New York

         (d)      Title of Class of Securities

                  Common Stock, par value $.10 per share

         (e)      CUSIP Number

                  83607V 10 4

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b, or (c), check whether the person filing is a:

                       (f) [X] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

Item 4.           Ownership

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a) Amount beneficially owned: 1,118,291.
                  (b) Percent of class: 9.1.

CUSIP NO. 83607V 10 4                                          Page 4 of 5 Pages

                  (c) Number of shares as to which the person has:

                     (i)   Sole power to vote or to direct the vote: 635,401.
                     (ii)  Shared power to vote or to direct the  vote: 482,890.
                     (iii) Sole power to dispose or to  direct  the disposition of: 1,118,291.
                     (iv) Shared power to dispose or to direct the disposition of: 0.

Item 5.          Ownership of Five Percent or Less of a Class

                 Not applicable

Item 6.          Ownership of More Than Five Percent on Behalf of Another Person

                 Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                 Not applicable

Item 8.          Identification and Classification of Members of the Group

                      The  reporting  person is an employee benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974.

Item 9.          Notice of  Dissolution of Group

                 Not applicable

Item 10. Certification

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: February 13, 2006                     SOUND FEDERAL SAVINGS
                                            EMPLOYEE STOCK
                                            OWNERSHIP PLAN TRUST

                                         By: First Bankers Trust Services, Inc.,
                                             Trustee


                                              /s/ Linda Shultz
                                              --------------------
                                              Name: Linda Shultz
                                              Title:  Trust Officer